FIRSTPLUS Announces Termination of Transaction With Freedom Commercial Credit LLC and Acquisition of Limited Liability Company Interests of CL Capital Lending, LLC

     DALLAS, July 1 /PRNewswire-FirstCall/ -- FIRSTPLUS Financial Group, Inc. (OTC Pink Sheets: FPFX) announced today that it has terminated the transaction to acquire twenty-five percent of the outstanding limited liability company interests of Freedom Commercial Credit LLC, due to the failure of certain conditions precedent required to fully consummate the Freedom Transaction, including the fact that the appraisal of Freedom Commercial Credit did not support the valuation necessary for the consideration paid in the transaction by FIRSTPLUS.
     FIRSTPLUS also announced that it has acquired 42.3% of the outstanding limited liability company interests of CL Capital Lending, LLC, in exchange for 25,639 shares of a new Series D convertible preferred stock of FIRSTPLUS. The preferred stock is convertible into 46,150,200 shares of FIRSTPLUS' common stock at the option of Capital Lending on or after the first anniversary date of the issuance of the preferred stock, but votes with the common stock prior to conversion. As a requirement of the transaction, FIRSTPLUS received a fairness opinion from Business Valuation Services as to the fairness to FIRSTPLUS' shareholders, from a financial point of view, of the interest in Capital Lending acquired by FIRSTPLUS in exchange for the Series D preferred stock and the other consideration paid. BVS valued Capital Lending in a range from approximately $9 million to $11 million. FIRSTPLUS intends to include the opinion as an exhibit to its Form 8-K that will be filed as a result of the transaction.
     As a result of the foregoing transaction, Capital Lending acquired control of FIRSTPLUS and holds approximately 51% of the outstanding voting securities of FIRSTPLUS. In connection with the transaction, FIRSTPLUS agreed to expand its board of directors to seven members. Consequently, George T. Davis, a significant shareholder of FIRSTPLUS, and Jack Roubinek, the founder of Capital Lending, have become members of the Board of Directors. Mr. Davis also agreed to serve as Vice President-Investor Relations for FIRSTPLUS.
     The terms of the preferred stock provide that neither Capital Lending nor any of its affiliates or assigns are entitled to any of the cash flow from the Residuals. The cash flow instrument to FIRSTPLUS has been set aside in a trust formed by FIRSTPLUS. The beneficiary of that Residual Trust is FIRSTPLUS, for the benefit of its shareholders and creditors, but excluding Capital Lending and its affiliates and assigns. FIRSTPLUS also announced that the Residual Trust will be managed by George T. Davis, as trustee. During the term of the Residual Trust, the trustee will manage the distributions of the net income from the Residual Trust.
     Capital Lending is a Texas corporation formed in August 2001 in which FIRSTPLUS invested seed capital for a one-third profits interest. In connection with the above described transaction, the profits interest was

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converted to an equity interest in Capital Lending. Daniel T. Phillips, Chairman and CEO of FIRSTPLUS, provided consulting advice and direction to Capital Lending in connection with its formation and development and, for such services, an affiliate of Mr. Phillips received a one-third interest in Capital Lending. Because of his affiliation with Capital Lending, Mr. Phillips abstained from any vote by the board of directors of FIRSTPLUS on the Capital Lending Transaction. As a result of the transaction, and after accounting for certain employee interests, FIRSTPLUS will hold a 40.2% equity interest in Capital Lending, and a trust controlled by Jack Roubinek will hold a 27.4% interest. Mr. Phillips' affiliate's interest will be 27.4%. Capital Lending is in the business of providing lending institutions with access to a loan origination system that has the ability to allow the underwriting of loans using the institution's existing lending criteria, while at the same time capturing data to qualify loans for a credit enhancement program, on a loan-by-loan basis, which, without such credit enhancement, the institution could not otherwise offer.
     As previously disclosed, FIRSTPLUS' then main operating subsidiary, FPFI, filed for reorganization under Chapter 11 of the United States Bankruptcy Code on March 5, 1999. On May 10, 2000, the bankruptcy plan for FPFI closed. The plan, as approved, was initially filed on July 2, 1999 with the United States Bankruptcy Court, Northern District of Texas, Dallas Division. In connection with the plan, the FPFI Trust was formed in order to facilitate implementation of the plan, into which the assets of FPFI, including the stock of FPFI owned by FIRSTPLUS, were transferred for the benefit of the creditors of FPFI, including FIRSTPLUS. As a result, FIRSTPLUS no longer owns FPFI, but as a creditor of FPFI through its intercompany claim, it is a beneficiary of the FPFI Trust, last in line behind the other creditors.
     As a beneficiary of the FPFI Trust, FIRSTPLUS' only significant asset is an instrument representing its portion of the cash flow rights from the Residuals held by the FPFI Trust. The Residuals are illiquid (and encumbered) and may not produce cash flow to the FPFI Trust for many years, if ever. In any event, the first cash flows from the Residuals are committed to funding a portion of the monies owed to Plan creditors. Contrary to public speculation, FIRSTPLUS has not received any cash flows from the Residuals through its cash flow instrument.
     The above statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," anticipate," "estimate," or "continue" or the negative thereof or
other  variations  thereon  or  comparable   terminology,   are  forward-looking
statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-


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looking statements.  Among the factors that could cause actual results to differ materially are: short term interest rate fluctuations, level of defaults and prepayments, general economic conditions, competition, government regulation and possible litigation, as well as the risks and uncertainties set forth from time to time in the FIRSTPLUS' public reports and filings and public statements.